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                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration No. 333-22189


                                   SUPPLEMENT

     On April 14, 1997, the Selling Stockholder entered into a Purchase Agreement with Salomon Brothers Inc and Jefferies & Company, Inc. to sell the Shares for $9.125 per share net to the Selling Stockholder.

April 14, 1997
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     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A
     REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                                 APRIL 10, 1997
PROSPECTUS

2,142,800 SHARES

         HUGOTON ENERGY CORPORATION
[HUGOTON ENERGY CORPORATION LOGO]

COMMON STOCK
(WITHOUT PAR VALUE)

     This Prospectus relates to 2,142,800 shares (the "Shares") of common stock, without par value (the "Common Stock"), of Hugoton Energy Corporation, a Kansas corporation (the "Company"). The Shares are outstanding shares of Common Stock owned by the person named in this Prospectus under the caption "Selling Stockholder."

     The Selling Stockholder may from time to time sell the Shares on The Nasdaq National Market, in the over-the-counter market, on any other national securities exchange on which the Common Stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers. See "Plan of Distribution."

     The Company will receive no part of the proceeds of any sales made hereunder. See "Use of Proceeds." All expenses of registration incurred in connection with the offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. See "Selling Stockholder."

     The Selling Stockholder and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and profits on the sales of Shares by the Selling Stockholder and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

     The Shares have not been registered for sale by the Selling Stockholder under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the States in which such transactions occur or the existence of any exemption from registration.

     The Common Stock is traded on The Nasdaq National Market. On April 9, 1997, the last sale price of the Common Stock as reported on the composite tape for issues listed on The Nasdaq National Market was $10.50 per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL   , 1997.

NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
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                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available at the web site that the Commission maintains at http://www.sec.gov and for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549 at the prescribed rates. The Company's Common Stock is traded on The Nasdaq National Market and, as a result, the periodic reports, proxy statements and other information filed by the Company with the Commission can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein.

     Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                       INCORPORATION OF CERTAIN DOCUMENTS

     The Company's Annual Report filed on Form 10-K for the fiscal year ended December 31, 1996, previously filed with the Commission pursuant to the Exchange Act is, incorporated in this Prospectus by reference.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock hereunder shall be deemed incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information which have been or may be incorporated in this Prospectus by reference but not delivered herewith, except for certain exhibits to such documents. Requests for such information should be directed to W. Mark Womble, Executive Vice President, Hugoton Energy Corporation, 301 N. Main, Suite 1900, Wichita, Kansas 67202, telephone number (316) 262-1522.

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                                  THE COMPANY

     Hugoton Energy Corporation is a rapidly growing independent oil and natural gas company engaged in the exploration for and the development, exploitation, production and acquisition of oil and natural gas reserves and properties. The Company has historically been one of the most active independent operators in the Hugoton Field and has expanded its operations throughout the Mid-Continent area in Kansas, Oklahoma and Texas, and into the Permian Basin in West Texas and New Mexico, the Austin Chalk Trend of Texas and Louisiana and the Williston Basin in Montana and North Dakota.

                                USE OF PROCEEDS

     All of the Shares offered hereby are being offered by the Selling Stockholder. The Company will receive no part of the proceeds of any sales made hereunder.

                              SELLING STOCKHOLDER

     All of the 2,142,800 shares of Common Stock offered hereby (the "Shares") are being sold by Odyssey Partners, L.P. ("Odyssey").

     Leon Levy, Jack Nash, Joshua Nash, Stephen Berger (a director of the Company) and Brian Wruble, by virtue of being general partners of Odyssey, share voting and investment power with respect to the Common Stock owned by Odyssey and, accordingly, may each be deemed to own beneficially the Common Stock owned by Odyssey. Each of the aforesaid persons has expressly disclaimed any such beneficial ownership which exceeds the proportionate interest in the Common Stock which he may be deemed to own as a general partner of Odyssey.

     The Company will pay all expenses in connection with the registration and sale of the Shares, except any selling commissions or discounts allocable to sales of the Shares, fees and disbursements of counsel and other representatives of the Selling Stockholder, and any stock transfer taxes payable by reason of any such sale.

                              PLAN OF DISTRIBUTION

     The Selling Stockholder may from time to time sell all or a portion of the Shares on The Nasdaq National Market, in the over-the-counter market, on any other national securities exchange or U.S. automated interdealer quotation system of a registered national securities association on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers. The methods by which the Shares may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (d) exchange distributions and/or secondary distributions in accordance with the rules of The Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) in one or more underwritten offerings; and (f) privately negotiated transactions. In effecting sales, brokers or dealers engaged by the Selling Stockholder and/or the purchaser of the Shares may arrange for other brokers or dealers to participate in the sales process. The Selling Stockholder and any broker-dealers participating in the distributions of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by the Selling Stockholder and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Shares may also be sold pursuant to Rule 144 under the Securities Act.

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     There can be no assurance that the Selling Stockholder will sell any or all of the Shares offered hereunder.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholder. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act. The Company may also indemnify any brokers, underwriters, dealers or agents against certain liabilities, including liabilities under the Securities Act.

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                          DESCRIPTION OF COMMON STOCK

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, without par value, and 10,000,000 shares of Preferred Stock, without par value.

COMMON STOCK

     On December 31, 1996, the Company had 19,702,036 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election subject to the Shareholders Agreement described below.

     Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities, subject to the prior rights of the holders of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock, including the Shares, are fully paid and nonassessable.

     On September 7, 1995, as a condition to the merger between the Company and Consolidated Oil & Gas, Inc. ("COG"), the Company, Odyssey, Cramer Rosenthal McGlynn, Inc. , the First Reserve Group, Comdisco, Inc. and Floyd C. Wilson entered into a Shareholders Agreement. The Shareholders Agreement provides that, so long as the parties own their shares or until the Shareholders Agreement is terminated, such parties agree to use their best efforts (including voting the shares owned by them and their affiliates, calling special meetings of the stockholders of the Company and executing and delivering written consents) to elect nine members of the Company s Board of Directors, consisting of the following: three members designated by the First Reserve Group, one member designated by Comdisco, Inc., two members designated by Floyd C. Wilson, one member designated by Odyssey and two members designated by a vote of a majority of the shareholders of the Company. Each party's right to designate a director or directors shall terminate if such party's ownership of the Common Stock is below 5% of the outstanding Common Stock. If Odyssey sells a sufficient number of shares pursuant to this Prospectus to reduce its percentage ownership below 5%, its right to designate a director will terminate.

PREFERRED STOCK

     The Company has an authorized class of undesignated Preferred Stock consisting of 10,000,000 shares, none of which are issued and outstanding. The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to 10,000,000 shares of Preferred Stock from time to time, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights.

     The Board of Directors has the authority to issue shares of Preferred Stock and to determine its rights and preferences to eliminate delays associated with a shareholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, would adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock, but may do so in the future. Under certain circumstances, the issuance of such Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest for the Company, the assumption of control of the Company by a holder of a large block of the Company's securities or the removal of incumbent directors.

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                                 LEGAL MATTERS

     The legality of the shares offered by this Prospectus has been passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of Hugoton Energy Corporation incorporated by reference in this Prospectus and Registration Statement and appearing in the Hugoton Energy Corporation's Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included in the Hugoton Energy Corporation's Annual Report (Form 10-K) and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Estimates of oil and gas reserves incorporated herein by reference were based upon engineering studies prepared by the independent petroleum engineering firm of Ryder Scott Company Petroleum Engineers. Such estimates are included herein in reliance upon the authority of such firm as an expert in such matters.

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